Page 1 EXECUTION VERSION CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED. SHARE PURCHASE AGREEMENT between COOL COMPANY LTD. and GOLAR LNG LIMITED

INDEX

1 INTRODUCTORY TERMS 4

1.1 DEFINITIONS 4

1.2 INTERPRETATION 11

2 THE TRANSACTION 11

2.1 SALE AND PURCHASE OF SUBSIDIARY SHARES AND THE COOL POOL SHARES 11

2.2 THE PURCHASE PRICE 11

2.3 SETTLEMENT OF THE PURCHASE PRICE 12

2.4 REFINANCING OF EXISTING DEBT 13

2.5 PRE- COMPLETION CONDUCT 14

2.6 CONDITIONS PRECEDENT 15

2.7 COMPLETION 16

3 WARRANTIES AND UNDERTAKINGS 17

3.1 WARRANTIES IN RESPECT OF THE SUBSIDIARIES AND THE COOLPOOLCO 17

3.2 BALANCE SHEET WARRANTIES 22

3.3 VESSEL WARRANTIES 22

3.4 UNDERTAKINGS BY GOLAR 23

3.5 BREACH OF WARRANTIES 23

3.6 SPECIFIC INDEMNITIES 24

4 Subsequent Payments To Golar 24

4.1 GUARANTEE FEE AND INDEMNIFICATION 24

4.2 REIMBURSEMENT OF WITHHOLDING TAX CLAIM AND INSURANCE CLAIM 24

5 GENERAL PROVISIONS 24

5.1 TERMINATION 24

5.2 TRANSACTION COSTS 25

5.3 CONFIDENTIALITY 25

5.4 MISCELLANEOUS 25

5.5 CHOICE OF LAW AND ARBITRATION 26

Schedule 1: The Vessels

Schedule 2: The Subsidiaries and CoolPoolCo

Schedule 3: The Existing Financing

Schedule 4: Charterparties

Page 2

Page 3 This share purchase agreement (the “Agreement”) is entered into on this 26th day of January 2022 by and between: (1) COOL COMPANY LTD., having its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda (the "Company"); and (2) GOLAR LNG LIMITED, having its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda ("Golar"); (hereinafter individually referred to as a "Party" and, collectively, as the "Parties"). WHEREAS: (A) The Company is a wholly owned subsidiary of Golar. (B) Golar wishes to sell to the Company all the shares in 8 (eight) of its wholly owned subsidiaries (the details of which are set out in Schedule 2 hereto, the "Subsidiaries"), which in turn are the registered or disponent owners of 8 (eight) LNG carriers (the details of which are set out in Schedule 1 hereto, the "Vessels"). (C) In addition, Golar wishes to sell to the Company all of the shares in its wholly owned subsidiary, The Cool Pool Limited (the details of which are set out in Schedule 2 hereto) ("CoolPoolCo"), and it is a condition to that transfer that the Company simultaneously becomes party to the pool agreement between Golar and CoolPoolCo dated 25 February 2021 in relation to the Vessels. (D) 7 (seven) of the Vessels are bareboat chartered by 7 (seven) of the Subsidiaries from subsidiaries of leasing companies. The bareboat charters (the details of which are set out in Schedule 3 hereto) include an option pursuant to which those 7 (seven) Subsidiaries may terminate the bareboat charters and purchase the Vessels from the relevant leasing companies. (E) The last of the Vessels owned by one of the Subsidiaries is financed by a senior secured bank loan (the details of which are set out in Schedule 3 hereto). (F) Golar has guaranteed all the obligations of the Subsidiaries under the bareboat charters and the bank loan referred to in (D) and (E) to which they, respectively, are a party. (G) Golar and its subsidiary Golar Management (Bermuda) Ltd. have, on the date hereof, entered into an agreement in principle (the “Manco Agreement”) with the Company which sets out the preliminary terms pursuant to which the Company, subject to among other things due diligence and agreement on final terms, shall acquire entities that conduct technical and commercial operation of both the LNG carriers referred to in (B) and a number of other LNG carriers and FSRUs which are managed on behalf of third parties and other subsidiaries of Golar following a reorganisation of the overall management organisation of Golar. (H) Golar's subsidiaries, Golar Management (Bermuda) Limited and Golar Management Ltd. and the Company (on its own behalf and on behalf of some of its designated subsidiaries) have, on the date hereof, concluded a transitional services agreement setting out the terms pursuant to which Golar Management (Bermuda) Limited and Golar Management Ltd. shall provide various administrative services to the Company and its designated subsidiaries post-closing of this Agreement (the "Transitional Services Agreement"). (I) The Company intends to finance the acquisition of (i) the shares in the eight (8) Subsidiaries , (ii) the shares in The Cool Pool Limited, (iii) the purchase price that five of the Golar subsidiaries referred to in (B) will pay to acquire their LNG carriers following the termination of their bareboat

Page 4 charters in accordance with (D) and (iv) the refinancing of the bank loan financing in respect of the Golar subsidiary identified in (E), by (a) a new bank loan and (b) raising equity. (J) In respect of the two Subsidiaries which will not repurchase their vessels as described in (I), the relevant bareboat charter parties will continue and the Company will offer to guarantee the liability of the Subsidiaries under such bareboat charter parties. Until released by the relevant lessor, Golar will continue to guarantee the liability for the payment obligations thereunder subject to the Company paying Golar a guarantee fee as set out in this Agreement and to indemnify Golar for any amounts paid out under the guarantees. (K) The equity amount referred to in (I) shall be raised in two tranches, the first of which shall be in the amount of USD 250-275 million and the second of which will be in the amount of USD 125 mill. (L) The first of the two tranches referred to in (K) will be raised through a private placement by the Company of new shares in the Norwegian capital market, targeted to be completed by the end of January 2022. (M) EPS Ventures Ltd. has, on the terms and subject to the conditions of an investment agreement with Golar dated on or about the date hereof, committed to subscribe to USD 150 mill. worth of shares in the first tranche of the private placement referred to in (L). (N) Golar has, in the agreement referred to in (M), agreed to subscribe to all of the new shares to be issued by the Company in the second tranche of the private placement by setting off a corresponding part of its claim for the purchase price due to it pursuant to this Agreement against the subscription amount. (O) The Parties now wish to document the terms which shall apply to the sale and purchase between them of the 8 (eight) Subsidiaries and CoolPoolCo. NOW THEREFORE, it is hereby agreed as follows: 1 INTRODUCTORY TERMS DEFINITIONS The terms set forth in the following shall, when used in capitalized form herein, have the meanings set opposite them below: "Adjustment Amount" has the meaning attributed to the term in Clause 2.2.3. "Agreement" means this agreement together with the Schedules as amended and supplemented in writing between the Parties from time to time. "Audited Balance Sheet" means the combined consolidated audited balance sheet of the Subsidiaries prepared in accordance with GAAP consistently applied as of the Valuation Date, such balance sheet being an integrated part of the Subsidiaries’ audited financial statements for the accounting year ended 31 December 2021. "Banking Day" means a day on which banks are open for business in Oslo, London, and (in respect of any day on which a payment in USD is to be made), New York. "Charterparties" means all charterparties currently in force between each of the Subsidiaries and/or CoolPoolCo as owners and third party charterers, all of which are listed in Schedule 4.

Page 5 "Claim" shall have the meaning attributed to the term in Clause 3.5.1 (i). "Completion" means the completion of the Transaction. "Company Lease Guarantees" means the bareboat charter guarantees to be provided by the Company to the lessors under the Continuing Lease Agreements in respect of the relevant Subsidiaries’ obligations under such Continuing Lease Agreements on or before Completion, on identical terms to the Continuing Parent Guarantees. "Completion Date" means the date (always being a Banking Day) on which Completion takes place. "Conditions Precedent" means the conditions precedent that have to be met to effect Completion, such conditions being set out in Clauses 2.6.1. "Continuing Lease Agreements" means the two bareboat charterparties identified as such in Schedule 3. "Continuing Lessors" mean Hai Jiao 1406 Limited (the owner of GOLAR ICE) and Hai Jiao 1405 Limited (the owner of GOLAR KELVIN), both being a subsidiary of ICBC Financial Leasing Co., Ltd. and each being a party to a Continuing Lease Agreement. "Continuing Parent Guarantees" means the parent guarantees provided by Golar for the obligations of the Subsidiaries party to the Continuing Lease Agreements. "Contracts" means each contract to which the Subsidiaries and CoolPoolCo are a party, including the Charterparties, the Existing Bank Loan, the Terminating Lease Agreements and the Continuing Lease Agreements. "Cool Pool" is a revenue and cost sharing arrangement between the Subsidiaries and the owners of the LNG Carriers GOLAR TUNDRA (being a subsidiary of Golar) and GOLAR CELSIUS (being a subsidiary of NFE), both of which are managed by Golar Management, the terms of which are set out in the Pool Agreement. "CoolPoolCo" means The Cool Pool Limited, a private limited company incorporated in the Marshall Islands which is wholly owned by Golar and whose particulars are set out in detail in Schedule 2 hereto. "Cool Pool Shares" means the 200 shares of no par value currently in issue in the CoolPoolCo. "Data Room" means an electronic data room containing all the Contracts and other documents relating to the Subsidiaries and CoolPoolCo disclosed to the Company as at COB, Oslo time, on 25 January 2022, the content of which will be made available to the Company on a memory stick at Completion. "Dispute" has the meaning attributed to the term in Clause 2.3.3. "Encumbrance" any mortgage, charge, pledge, lien, option, right to acquire, right of pre-emption, assignment, trust arrangement, hypothecation, security interest, title retention and any other security interest or arrangement of any kind, or any agreement to create any of the foregoing. "EPS" means EPS Ventures Ltd., having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands. "Existing Bank Loan" means a senior loan provided to Golar LNG NB12 Corporation by a syndicate of banks and export credit agencies represented by Citibank Europe plc, UK branch as agent secured, inter alia, by a first priority mortgage over GOLAR FROST, the details of which are set out in Schedule 3.

Page 6 "Existing Debt" means the obligations of the Subsidiaries under the Lease Agreements and the Existing Bank Loan. "Expert" has the meaning attributed to the term in Clause 2.3.4. "Final NAV" has the meaning attributed to the term in Clause 2.2.3 “Finance Provider C/P(s)” shall mean all conditions precedents to draw-down under the New Bank Loan Agreement. "Finance Providers" means a syndicate of banks led by Nordea Bank ABP, filial i Norge as agent having agreed to provide the Company with the New Bank Loan on the terms set out in the New Bank Loan Agreement. “GAAP” means the generally accepted accounting principles of the United States of America. "Golar Loan" means a subordinated revolving credit facility in an amount of USD 25,000,000 to be provided by Golar to the Company on the terms of the Golar Loan Agreement. "Golar Loan Agreement" means a loan agreement entered into on the date hereof between Golar and the Company setting forth the terms for the Golar Loan. "Golar Management" means Golar Management Ltd., a wholly owned subsidiary of Golar which is incorporated in England and which provides management services to the Subsidiaries on the terms of the Ship Management Agreements. "Golar Subscription" means the subscription by Golar to a number of new ordinary shares in the Company at the same subscription price as applied in Tranche 1 which, in aggregate, amounts to the Golar Subscription Amount. "Golar Subscription Amount" has the meaning given to it in Clause 2.3.1(i). "Governmental Body" means any local, municipal, regional, national or supranational entity exercising executive, legislative, judicial, regulatory or administrative functions of or relating to government, and any tribunal or arbitrators of competent jurisdiction. "Leakage" means, during the Locked Box Period, any of the following in relation to a Subsidiary: a. any dividend or other distribution (whether in cash or in specie) declared, paid or made whatsoever by such Subsidiary to its shareholder; b. any payment made or liability incurred by such Subsidiary for any fees, costs or expenses assumed in connection with this Agreement (including professional advisers’ fees, consultancy fees, transaction bonuses, finder’s fees, brokerage or other commission); c. any payment of any other nature by such Subsidiary to or for the benefit of its shareholder (including royalty payments, management fees, monitoring fees, interest payments, loan payments, service or directors’ fees, bonuses or other compensation of any kind); d. any transfer or surrender of assets, rights or other benefits by such Subsidiary to or for the benefit of its shareholder; e. the assumption or incurrence by such Subsidiary of any liability or obligation for the benefit of its shareholder;

Page 7 f. the provision of any guarantee or indemnity or the incurrence of any Encumbrance by such Subsidiary in favour or for the benefit of its shareholder; g. any waiver, discount, deferral, release or discharge by such Subsidiary of: (i) any amount, obligation or liability owed to it by its shareholder; or (ii) any claim held by it (howsoever arising) against its shareholder; and h. any agreement, arrangement or other commitment by such Subsidiary or its shareholder to do or give effect to any of the matters referred to in paragraphs (a) to (g) (inclusive) above; provided that the terms "shareholder" shall include any affiliate, employee and related party to a shareholder. "Lease Agreements" means the Continuing Lease Agreements and the Terminating Lease Agreements. “Listing” means admission of all the shares in the Company for trading on the Euronext Growth section of the Oslo Stock Exchange, the New York Stock Exchange and/or the NASDAQ. "LNG Carriers" means vessels designed for the transportation of LNG (liquefied natural gas) on the high seas. "Locked Box Period" means the period from (and including) 1 January 2022 to (and including) the Completion Date. "Long Stop Date" means 31 March 2022. "Management Balance Sheet" means the balance sheet of a Subsidiary as of the Valuation Date prepared in accordance with GAAP consistently applied in a form prepared by Golar Management on its behalf as part of such Subsidiary's annual financial statements for the accounting year 2021. "ManCo Agreement" has the meaning given to it in Recital (G). "Net Asset Value" has the meaning given to it in Clause 2.2.4. "New Bank Loan" means a senior secured loan facility of up to USD 570 mill. to be provided to the Subsidiaries (other than those party to the Continuing Lease Agreements) by the Finance Providers for the purpose of financing the purchase price for their respective Vessels on completion of the Purchase Options and refinancing the Existing Bank Loan at Completion. “New Bank Loan Agreement” means an agreement between the Finance Providers of the Subsidiaries not party to the Continuing Lease Agreements, such Subsidiaries and the Company which will be concluded based on the Term Sheet. "NFE" means New Fortress Energy Inc. “Permitted Encumbrance” means: (a) any Encumbrance in respect of Terminating Lease Agreement and the Existing Bank Loan before Completion; (b) any Encumbrance in respect of the New Bank Loan and the Continuing Lease Agreements; (c) any Encumbrance approved by the Company; (d) in respect of a Vessel, statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising by operation of law and in the ordinary course of

Page 8 business, outstanding for not more than 30 days whose aggregate value does not exceed USD 50,000; (e) in respect of a Vessel, any lien on the vessel for master's, officer's or crew's wages arising by way of operation of law, outstanding in the ordinary course of its trading for not more than 30 days after the due date for payment; (f) in respect of a Vessel, customary liens in respect of freight or hire provided by the Subsidiary or CoolPoolCo under the Charterparties; and (g) in respect of a Vessel, any lien on the Vessel for salvage, but only if in the case of paragraphs (d) to (g) inclusive, if (i) there is no risk of the sale, forfeiture or loss of any interest in any Vessel or of criminal liability, and (ii) the amounts which give rise to such liens are paid when due or within any applicable grace period or, if not paid when due, are being disputed in good faith by appropriate proceedings which have been disclosed by Golar under Clause 3.1.9 (and for the payment of which adequate reserves or security are at the relevant time maintained or provided or for which insurance cover for at least the full amount in dispute has been obtained by the relevant Subsidiary from underwriters or insurance companies). "Permitted Leakage" means, in relation to a Subsidiary and CoolPoolCo during the Locked Box Period, each and any of the following in respect of a Subsidiary and CoolPoolCo: a. any payments made (or to be made) by such Subsidiary in the ordinary course under the current terms and conditions of its Ship Management Agreement; b. any distributions of revenue by the CoolPoolCo to the Subsidiaries and the owners of GOLAR ICE and GOLAR CELSIUS, in each case in accordance with the Pool Agreement, and the payment of its costs or expenses in the ordinary course as per the Pool Agreement; c. any payments made (or to be made) by such Subsidiary and CoolPoolCo in the ordinary course as compensation for any and all commercial or administrative management services received under the Transitional Services Agreement; d. any payments which are made (or to be made) when due and payable pursuant to the terms of: (i) a Charterparty between a Subsidiary and CoolPoolCo as charterer of a Vessel, and/or (ii) a Charterparty between CoolPoolCo and a third party charterer of a Vessel; and/or (iii) a Charterparty between a Subsidiary and a third party charterer of a Vessel; and/or (iv) a charterparty between CoolPoolCo as charterer and Golar LNG 2216 Corporation as owner in respect of the GOLAR ARCTIC; and/or (v) a charterparty between CoolPoolCo as charterer and Golar Hull M2026 Corporation as owner in respect of the GOLAR CELSIUS; e. payment by such Subsidiary of any and all operating expenses relevant to its Vessel (in addition to those described in (a) and (c)) on the due dates therefore in accordance with past practise; f. payments by such Subsidiary of ordinary interest, instalments or hire in respect of its Existing Debt; g. any payments made (or to be made) by such Subsidiary which have been specifically accrued or provided for in its Audited Balance Sheet; h. payments by such Subsidiary of any legal fees, cost and expenses in relation to obtaining any required consents in relation to the matters set out in this Agreement from the Continuing Lessors under the Continued Lease Agreements; and

Page 9 i. the repayment by such Subsidiary of its Existing Debt (including any prepayment fees or other fees, costs, expenses, break costs and other amounts due under the finance documents for such Existing Debt) other than the Continuing Lease Agreements on Completion. "Pool Accession Deed" means a deed to be concluded between CoolPoolCo, the Company and Golar entered into on the date hereof pursuant to which the Company will accede to the Pool Agreement. "Pool Agreement" means a pool agreement between Golar and CoolPoolCo dated 25 February 2021 setting out the terms which apply to the joint marketing and revenue sharing of the fleet of LNG Carriers with tri-fuel diesel electric propulsion systems managed by Golar Management covering a total of 10 such vessels (including the Vessels). "Preliminary NAV" has the meaning attributed to the term in Clause 2.2.1. "Preliminary Purchase Price" has the meaning attributed to the term in Clause 2.2.2. "Private Placement" means the issue by the Company of new ordinary shares of USD 1 par value, split between Tranche 1 and the Golar Subscription in a number and at a subscription price which, in total, will raise USD 385 mill. in gross proceeds to the Company. "Purchase Options" means the right for the Subsidiaries party to the Terminating Lease Agreements to acquire the Vessel chartered in thereunder from the current registered owners of these Vessels at predetermined prices, the details of which are set out in the Terminating Lease Agreements. "Purchase Price" has the meaning attributed to the term in Clause 2.2.1. "Schedules" shall mean the schedules to this Agreement from time to time and any one of them. "Shareholder Loans" shall mean any outstanding indebtedness owing by the Subsidiaries or CoolPoolCo to Golar or any of its other subsidiaries, affiliates or employees or any related party to a shareholder or member of Golar. "Ship Management Agreements" means the 8 (eight) ship management agreements entered into before the date of this Agreement between each of the Subsidiaries on the one hand and Golar Management on the other, in each case as amended by the Transitional Services Agreement. "Subsidiaries" means each and all of the companies whose particulars are set out in Schedule 1 hereto other than CoolPoolCo. "Subsidiary Shares" has the meaning attributed to the term in Clause 2.1.1. "Tax" means any taxes, levies, imposts, duties, charges and withholdings, however denominated, including without limitation any tax on gross or net income, profits or gains, taxes on sales, use, transfer, customs and other import or export duties, value added and personal property and social security and other payroll taxes and any interest, penalties or additional tax that may become payable by any of the Subsidiaries or CoolPoolCo or for which any of the Subsidiaries or CoolPoolCo will be held liable. "Tax Return" means any return, report, notice or other document or information submitted or required to be submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the enforcement of any law relating to Tax. "Terminating Lease Agreements" means the bareboat charterparties identified as such in Schedule 3.

Page 10 "Term Sheet" means a summary of the main terms and conditions for the New Bank Loan to be provided by the Finance Providers dated 20 January 2022 and accepted by the Company on 21 January 2022. "Tranche 1" means the issue of a number of new ordinary shares of USD 1 par value by the Company within the scope of the Private Placement at a subscription price which will raise USD 260 mill. in gross proceeds to the Company. "Transaction" means the sale and purchase of the Subsidiary Shares and the Cool Pool Shares on the terms set forth herein. "Transaction Document" means: a. this Agreement; and b. the Transitional Services Agreement; c. the Ship Management Agreements; d. the Manco Agreement; e. the Golar Loan Agreement; and f. the Pool Accession Deed. "Transitional Services Agreement" shall have the meaning given to it in Recital (H). "UK Tax Leases" means: a. the lease made between Sovereign Gimi Limited (ow named Golar Gimi Limited) as lessor and Golar Gas Holding Company, Inc. as lessee (the "Lessee") in respect of the KHANNUR; b. the lease made between Sovereign Hilli Limited (now named Golar Gimi Limited) as lessor and the Lessee as lessee in respect of the GIMI; c. the lease made between Sovereign Khannur Limited (now named Golar Hilli Limited) as lessor and the Lessee as lessee in respect of the HILLI; d. the lease made between Golar Freeze Limited (formerly named Sovereign Freeze Limited) as lessor and the Lessee as lessee in respect of the GOLAR FREEZE; e. the lease made between Sovereign Spirit Limited as lessor and Golar Spirit UK Limited as lessee in respect of the GOLAR SPIRIT; and f. the lease made between A&L CF June (3) Limited as lessor and Golar LNG 2215 Corporation as lessee in respect of the METHANE PRINCESS. "Valuation Date" means 31 December 2021. "Vessels" means the 8 (eight) LNG Carriers chartered and owned or leased by the Subsidiaries, the particulars of which are set out in Schedule 1 hereto. "VPS" means the Norwegian paperless securities register in which the Company has established a branch register of its shareholders. "Warranty" means each and all of the warranties set forth in Clauses 3.1 to 3.3 (inclusive).

Page 11 INTERPRETATION In this Agreement: (i) references to a Party include the successors or assigns (immediate or otherwise) of that party; (ii) the words including and include shall mean including without limitation and include without limitation, respectively; (iii) any reference to a document or agreement is to that document or agreement as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document; and (iv) any reference to a company means any company, corporation or other body corporate wheresoever incorporated. 2 THE TRANSACTION SALE AND PURCHASE OF SUBSIDIARY SHARES AND THE COOL POOL SHARES 2.1.1 Subject to the conditions under Clause 2.6 being satisfied, or where applicable, waived, Golar hereby agrees to sell, and the Company hereby agrees to purchase on Completion: (i) 100% of the issued and outstanding shares in the Subsidiaries, constituting: • 500 shares of no par value in Golar Hull M2021 Corp.; • 500 shares of no par value in Golar Hull M2022 Corp.; • 500 shares of no par value in Golar Hull M2027 Corp.; • 500 shares of no par value in Golar Hull M2047 Corp.; • 500 shares of no par value in Golar Hull M2048 Corp.; • 500 shares of no par value in Golar LNG NB10 Corporation; • 500 shares of no par value in Golar LNG NB11 Corporation; and • 500 shares of no par value in Golar LNG NB12 Corporation; (together, the "Subsidiary Shares"); and (ii) the Cool Pool Shares. 2.1.2 The shares of the Subsidiaries and CoolPoolCo shall be sold free of any Encumbrances (except Encumbrances in respect to the Existing Debt (before Completion), the New Bank Loan (after Completion) and the Continuing Lease Agreements) and on the terms and conditions set forth herein. 2.1.3 Golar acknowledges that the Company enters into this Agreement in reliance on the representations, warranties and undertakings on the part of Golar set out in this Agreement. THE PURCHASE PRICE 2.2.1 The purchase price for the Subsidiary Shares shall be the Preliminary Purchase Price plus the Adjustment Amount (the “Purchase Price”). 2.2.2 The “Preliminary Purchase Price” is equal to the aggregate Net Asset Value of the Subsidiaries as set out in the Management Balance Sheet of each Subsidiary (the "Preliminary NAV”).

Page 12 2.2.3 The “Adjustment Amount” is equal to any difference between (A) the aggregate Net Asset Value of the Subsidiaries as set out in the Audited Balance Sheet of each Subsidiary (the "Final NAV") and (B) the Preliminary NAV, so that: (i) if the Final NAV is higher than the Preliminary NAV, then the Company shall pay Golar the Adjustment Amount; and (ii) if the Final NAV is less than the Preliminary NAV, then Golar shall pay the Adjustment Amount to the Company. 2.2.4 The "Net Asset Value" for each Subsidiary means the aggregate amount of all the assets, less all liabilities, of that Subsidiary as set out in the Management Balance Sheet or the Audited Balance Sheet (as applicable), provided that for the purpose of calculating the Net Asset Value, (i) the Management Balance Sheet and the Audited Balance Sheet shall be adjusted so that the value of the Vessel owned by the relevant Subsidiary shall be equal to USD 145,000,000, (ii) all variable interest entity balances and adjustments shall be removed and (iii) the long term debt balances shall be the amounts outstanding as of the Valuation Date as set forth in Schedule 3. 2.2.5 The purchase price for the Cool Pool Shares shall be nil. SETTLEMENT OF THE PURCHASE PRICE 2.3.1 The Preliminary Purchase Price or, if the audited financial statements for the Subsidiaries for the 2021 accounting year (including the Audited Balance Sheets) are made available to the Parties at least five Banking Days prior to Completion and there is no Dispute under Clause 2.3.3, the Purchase Price, shall be settled on Completion in two tranches as follows: (i) USD 125,000,000 (the “Golar Subscription Amount”) shall be set off against Golar's payment obligation pursuant to the Golar Subscription; and (ii) the remainder shall be paid in cash to an account designated by Golar for the purpose of receiving the same. provided that the Company shall have the right to postpone payment of up to USD 15,000,000 of the cash amount until the date the Adjustment Amount is due for payment. 2.3.2 If only the Preliminary Purchase price is paid on Completion in accordance with Clause 2.3.1, the Adjustment Amount shall be paid thereafter and within five Banking Days of the audited financial statements for the Subsidiaries for the 2021 accounting year (including the Audited Balance Sheets) being made available to the Parties. If payable by the Company, the Adjustment Amount may be set-off by the Company against any other amounts payable by Golar or claims by the Company against Golar under this Agreement. 2.3.3 In the event of any disagreement on the calculation of the Adjustment Amount (a "Dispute"), Golar shall provide the Company with all underlying financial and accounting information and data relevant for the preparation of the Audited Balance Sheets, and the Parties shall promptly and, in any event no later than 10 Banking Days after receipt of the Audited Balance Sheets, agree on the factual basis for the Dispute and the alternative values of each relevant Subsidiary as of the Valuation Date. 2.3.4 A Dispute shall, unless it can be resolved amicably within 10 Banking Days from the date the Audited Balance Sheets have been made available to both Parties and their alternative valuations of the equity capital in the Subsidiaries has been exchanged between them, be

Page 13 referred to an expert jointly appointed by the Parties (the "Expert"). The Expert shall be an independent accountant and must deliver his determination of the Adjustment Amount no later than the date 10 Banking Days following his appointment, and his determination of the same shall be final. If the Parties are unable to agree on the nomination of the Expert as aforesaid, the Expert shall be appointed by the CEO of the Oslo Stock Exchange. REFINANCING OF EXISTING DEBT 2.4.1 At Completion: (i) each Subsidiary party to a Terminating Lease Agreements shall acquire the Vessel which is the object thereof and the Terminating Lease Agreements shall be cancelled; (ii) the Subsidiary party to the Existing Bank Loan shall refinance the same; (iii) the Continuing Lease Agreements shall , subject to Golar having obtained the consent of the Continuing Lessors to the change of ownership in the Subsidiaries party thereto which will take effect on the Completion, continue; (iv) the Company shall provide the Company Lease Guarantees; and (v) Golar shall continue to provide the Continuing Parent Guarantees effective from the Completion Date until the Continuing Lessors agree to release the Continuing Parent Guarantees or the Continuing Lease Agreements have been refinanced by the Company. 2.4.2 In connection with the steps in Clause 2.4.1, from the date of this Agreement the Company agrees to: (i) arrange the execution of the New Bank Loan Agreement, satisfaction of all Finance Provider C/Ps thereunder and submission of any drawdown notices thereunder for funds required upon Completion Date; and (ii) arrange the completion of Tranche 1 of the Private Placement; (iii) provide the Company Lease Guarantees; and (iv) keep Golar updated on its progress in relation to items (i), (ii) and (iii) above. 2.4.3 In connection with the steps in Clause 2.4.1 from the date of this Agreement Golar agrees to: (i) procure that the borrower under the Existing Bank Loan submits a notice of prepayment; (ii) procure that, as soon as reasonably practicable, each of the Subsidiaries party to a Terminating Lease Agreement exercises its Purchase Option with the relevant lessor, with closing of such purchase being set for the Completion Date; (iii) request the consent of the Continuing Lessors to the change of ownership in the Subsidiaries party to the Continuing Lease Agreements which will take effect on the Completion Date; (iv) request the written consent of the sellers of the Vessels subject to the Terminating Lease Agreements, the providers of the Existing Bank Loan and the Continuing Lessors to the matters in (i), (ii) and (iii) above; (v) if required, request the written consent of the charterers under the Charterparties in accordance with their terms;

Page 14 (vi) continue the Continuing Parent Guarantees after Completion in consideration of (i) the payment by the Company of a guarantee fee of 0.5% per annum on the outstanding principal amount under the Continuing Lease Agreements, effective from the Completion Date until the Continuing Parent Guarantees are released by the relevant lessors; and (ii) the Company indemnifying Golar in respect of any loss, damage or liability suffered or incurred by Golar under the Continuing Parent Guarantees; and (vii) assist the Company in complying with all of the Finance Provider C/P(s) relevant to the Subsidiaries and the Vessels. 2.4.4 Notwithstanding the specific responsibilities outlined above, the Parties recognise the need to cooperate closely to effect the overall refinancing of the Vessels described in this Clause 2.4 and hereby procure that they will do so. 2.4.5 The Company shall (if required) by the Continuing Lessors pledge the Subsidiary Shares of the 2 (two) Subsidiaries party to the Continuing Lease Agreements to the Continuing Lessors to secure the obligations of those Subsidiaries under the Continuing Lease Agreements, the Company’s obligations under the Company Lease Guarantees and Golar's obligations under the Continuing Parent Guarantees. PRE- COMPLETION CONDUCT 2.5.1 Golar shall, except as agreed between the Parties in writing or specifically set out in this Agreement, cause each of the Subsidiaries and CoolPoolCo: (i) to conduct its business in the ordinary course and in accordance with past practise, contractual obligations, applicable laws, regulations and decisions of public authorities; (ii) not to enter into any agreements outside the ordinary course or undertake any acquisitions or material disposals; (iii) not to enter into any loan agreement or undertake any similar financial indebtedness, including the issuance of debt securities (other than the New Loan Agreement); (iv) not make any amendments to any material agreement to which it is party as of the date of this Agreement, including without limitation the Pool Agreement and the Ship Management Agreements; (v) not pass any resolution amending its articles of association, bye-laws, or registered information; (vi) not make or propose any issue of new shares, options, warrants or other similar rights to acquire shares in such Subsidiary or CoolPoolCo, or any other changes in their nominal share capital; (vii) not make or propose or declare, set aside or pay any dividend, buy back of shares (including from any previous plans), group contribution or other distribution with respect to their shares (including any direct or indirect redemption or purchase of any of their shares); (viii) not make or propose to merge, de-merge, amalgamate or enter into any corporate restructuring, liquidation, dissolution or any business combination;

Page 15 (ix) not take any action, or refrain from take any action, which would result in a breach any of the Warranties; (x) not enter into any agreement or commitment to do any of the above; and (xi) not establish any Encumbrance over any of its assets except Permitted Encumbrances, during the period from the date hereof until Completion. 2.5.2 Golar further agrees, during the period from the date hereof until Completion: (i) to ensure that the financial statements for the Subsidiaries for the 2021 accounting year are prepared and audited as soon as possible; (ii) to convert or repay any and all amounts payable or owing by the Subsidiaries or CoolPoolCo to Golar under Shareholder Loans at the Valuation Date to equity capital; and (iii) not to Encumber any of the Subsidiary Shares (except Encumbrances in respect to the Existing Debt (before Completion), the New Bank Loan (after Completion) and the Continuing Lease Agreements), the Cool Pool Shares and/or their rights under the Pool Agreement. CONDITIONS PRECEDENT 2.6.1 Completion is subject to and conditional upon the following conditions being satisfied (or waived by each of the Parties): (i) the refinancing steps described in Clause 2.4.2(i) and (ii) and Clause 2.4.3(i) to (iv) having been completed and/or executed; (ii) all other required consents from third parties to the change of ownership to and management of the Subsidiaries, Vessels and CoolPoolCo having been obtained, including under the Charterparties and the Continuing Lease Agreements, on terms satisfactory to the Company; (iii) all required consents from third parties under Charterparties in connection with the establishment of any Permitted Encumbrances, on terms satisfactory to the Company; (iv) the second mortgage, second assignment and any other Encumbrance held by Santander Asset Finance plc in respect of the GOLAR FROST or any other Vessel shall have been released; (v) the proceeds from Tranche 1 having been made available to the Company for use at Completion; (vi) Golar having agreed to subscribe for the shares in the Company which represent the Golar Subscription; (vii) all Shareholder Loans having been converted to equity or repaid (including any prepayment fees or other fees, costs, expenses, break costs and other amounts due thereunder) as at the Valuation Date; (viii) the consents referred to in Clause 2.4.3 (iii), (iv) and (v) above having been received on terms acceptable to the Company; (ix) the Transitional Services Agreement having been executed by the parties thereto;

Page 16 (x) the Pool Accession Deed having been executed by the parties thereto; (xi) the Golar Loan Agreement having been executed by the parties thereto; (xii) the Parties having agreed to the amount of the Preliminary Purchase Price based on the Management Balance Sheets or, as the case may be, the Purchase Price based on the Audited Balance Sheets; (xiii) board meetings of Golar and the Company shall have resolved to approve all of the transactions contemplated by this Agreement; (xiv) an extraordinary shareholders meeting in the Company shall have resolved to (a) increase the Company's authorised capital, (b) revise the Company's bye-laws and elect a new board of directors; (xv) each of the Parties shall have complied, to the other Party's satisfaction, with its completion obligations hereunder in all respects; and (xvi) all Warranties being true and correct in all respects. COMPLETION 2.7.1 At Completion, the following steps shall be taken in sequence: (i) the Company shall confirm that it has the net proceeds from Tranche 1 available for the purpose of settling the cash part of the Preliminary Purchase Price or, as the case may be, the Purchase Price and Golar shall provide such amount as shall be required by the Company under the Golar Loan to settle the purchase price for the Vessels which are the object of the Terminating Lease Agreements and repay the Existing Bank Loan (and in each case any associated costs, fees and expenses); (ii) the Company shall confirm that the New Bank Loan is available for drawdown as a consequence of all Finance Provider C/Ps having been met or waived; (iii) the Company shall confirm that the owners of the Vessels being the object of the Terminating Lease Agreements are ready to close the relevant Subsidiary's purchase of its Vessel and that the providers of the Existing Bank Loan are ready to receive payment thereof; (iv) Golar shall confirm that they are ready to close the Transaction and that all Encumbrances over the Subsidiary Shares, the Cool Pool Shares and the Vessels being the object of the Terminating Lease Agreements have been released or will be released on completion of the refinancing under the New Bank Loan; (v) Golar shall formally transfer the Subsidiary Shares and the Cool Pool Shares to the Company by delivering the relevant share certificates to the Company duly endorsed for transfer or, where the relevant Subsidiary Shares are pledged to the existing financiers under the Existing Debt, by procuring that such financiers deliver the relevant share certificates to the Company (or, if requested by the Company, to the lenders under the New Bank Loan) upon completion of the refinancing under the New Bank Loan;

Page 17 (vi) the Company shall pay the cash part of the Preliminary Purchase Price or, as the case may be, the Purchase Price, to Golar; (vii) the Company shall confirm the set-off of Golar's obligation to pay the Golar Subscription Amount whereafter the new shares in the Company thus subscribed for by Golar shall be issued and transferred to Golar's designated account in the VPS; (viii) the Company shall issue the Company Lease Guarantees; (ix) If required by the relevant lessors, the Company shall pledge the Subsidiary Shares in the Subsidiaries party to the Continuing Lease Agreements to the lessors as security for the obligations of under the Continuing Lease Agreement, the Company Lease Guarantees and the Continuing Parent Guarantees; (x) each Subsidiary party to a Terminating Lease Agreement shall draw its part of the New Bank Loan and shareholder loan provided under step (i) as shall be required from the Company to complete the acquisition of its Vessel from the owner thereof under the Terminating Lease Agreement it is party to, release all the Encumbrances under the Terminating Lease Agreements, and, on this basis, complete such purchase; (xi) the Subsidiary party to the Existing Bank Loan shall drawdown its part of the New Bank Loan and such shareholder loan as shall be required from the Company to repay the Existing Bank Loan, release all the Encumbrances under the Existing Bank Loan, and, on this basis, complete such repayment; and (xii) the Pool Accession Deed shall be duly executed and become effective and the Company shall become party to the Pool Agreement in accordance with its terms but with its rights and obligations thereunder limited to the extent the Vessels participate in the Cool Pool . The Company and Golar shall, based on the above, execute and exchange such documents as shall be required to complete the above. 2.7.2 As soon as possible after Completion, Golar shall deliver all material hard copy records, correspondence, documents, files, memoranda and other papers relating to the Vessels, the Subsidiaries, the CoolPoolCo and the Cool Pool which are not required to be kept on board the relevant Vessel or delivered to the Company or its designated representative at Completion. Golar shall also deliver any other documents reasonably requested by the Company in connection with the Listing, Transitional Service Agreement and ManCo Agreement. 2.7.3 Unless provided by Completion, Golar undertakes to provide the Company with an Audited Balance Sheet for the Subsidiaries as soon as reasonably possible after Completion and no later than 1 March 2022. 3 WARRANTIES AND UNDERTAKINGS WARRANTIES IN RESPECT OF THE SUBSIDIARIES AND THE COOLPOOLCO Golar, on the date of this Agreement and on Completion, represents and warrants to the Company that:

Page 18 3.1.1 Capacity (i) Golar has the power to execute and deliver the Transaction Documents and to perform its obligations under each Transaction Document and has taken all action necessary to authorise such execution and delivery and to perform such obligations; (ii) each the Transaction Document to which Golar is a party constitutes legal, valid and binding obligations on Golar in accordance with its terms; and (iii) all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable Golar to execute, deliver and perform its obligations under the Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with. 3.1.2 Share Capital (i) Each of the Subsidiaries and CoolPoolCo is duly incorporated, validly existing and in good standing under the laws of its jurisdiction; (ii) the Subsidiary Shares and the Cool Pool Shares constitute the whole of the allotted and issued share capital of each of these, are fully paid and there are no unissued shares, debentures or other unissued securities in any of these; (iii) it is the sole legal and beneficial owner of the Subsidiary Shares and the CoolPool Shares; (iv) it will, on Completion, be entitled to transfer the legal and beneficial title to the Subsidiary Shares and the Cool Pool Shares to the Company free from Encumbrances (other than such share pledges as secure the Existing Bank Loan (such share pledge as secures the Existing Bank Loan which will be released as part of Completion)); (v) there are no rights of pre-emption or other restrictions on transfer in respect of the Subsidiary Shares, the Cool Pool Shares or any of them, conferred by the constitutional documents of the Subsidiaries or CoolPoolCo or otherwise; (vi) no person has any right to require, at any time, the transfer, creation, issue or allotment of any further share or other securities (or any rights or interest in them) in the Subsidiaries or CoolPoolCo, and neither Golar nor any of the Subsidiaries nor CoolPoolCo has agreed to confer any such rights on any person, and no person has claimed any such rights (except the Encumbrances referred to in (iv) above); (vii) none of the following shall apply to any of the Subsidiaries or CoolPoolCo at Completion: a. it is unable or has admitted its inability to pay its debts as they fall due; b. it has suspended making payments on any of its debts or started (or anticipates starting) negotiations with one of more of its creditors; c. the value of its assets is less than the amount of its liabilities, taking into account contingent and prospective liabilities; d. a moratorium has been declared in respect of any of its indebtedness; or

Page 19 e. a corporate action, legal proceedings or other procedure or step has been taken in relation to (a), (b) or (d) above; (viii) none of the Subsidiaries and CoolPoolCo holds or beneficially owns or has agreed to acquire, any shares, loan capital or any other securities; nor has it, at any time, had a. any subsidiary or subsidiary undertaking; b. had a membership in any limited liability partnership, partnership or other unincorporated association, joint venture or consortium; c. controlled or taken part in the management of any company or business organisation, d. agreed to do so; or e. any branch or permanent establishment outside its country of incorporation (other than CoolPoolCo's current branch in Monaco); and (ix) none of the Subsidiaries and CoolPoolCo have, at any time, purchased, redeemed, reduced, forfeited or repaid any of its own shares (except for the cancellation of Dynagas’s shares in CoolPoolCo); given any financial assistance in contravention of any applicable laws or regulations; or allotted or issued any securities that are convertible into shares or membership capital. 3.1.3 Business and Contracts (i) No Subsidiary has, at any time since its incorporation, been engaged in any business other than that the business which is connected to the ownership and operation of its Vessel; (ii) each Subsidiary and CoolPoolCo will and has, during the Locked Box Period, operated in the ordinary course of business and no Leakage (other than Permitted Leakages) will occur or has occurred during the Locked Box Period; (iii) none of the Subsidiaries has any employees and CoolPoolCo has only one employee in the Monaco branch; (iv) the Charterparties are legally valid, binding and in full force and effect, and none of these have been or will be cancelled nor will any new charterparties be entered into for the Vessels prior to Completion without the consent of the Company; (v) all material Contracts have been disclosed to the Company and shall have been included in the Data Room; and (vi) neither the Subsidiaries nor CoolPoolCo are in breach of any of their obligations under the Contracts in any material respect or have done anything which might reasonably be expected to affect or prejudice the performance of or the validity or enforceability of the Contracts. 3.1.4 CoolPoolCo (i) CoolPoolCo does not have any liabilities which are not disclosed in or fairly represented by the documents included in the Data Room; and

Page 20 (ii) CoolPoolCo is in compliance with and has not committed any breach of the Pool Agreement or the Charterparties to which it is a party. 3.1.5 Financial Statements (i) The Audited Balance Sheets and the related financial statements of the Subsidiaries for the 2021 accounting year complies, in all respects, with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition, result of operations and cash flow of the Subsidiaries as of the Valuation Date; (ii) the Management Balance Sheets will be prepared in accordance with GAAP applied on a consistent basis and give a true and fairly present, in all material respects, the financial condition, result of operations and cash flow of each Subsidiary as of the Valuation Date; and (iii) since the Valuation Date, each Subsidiary and CoolPoolCo has conducted its business in a normal and proper manner and there has been no material deterioration in the turnover, the trading performance, the financial position or the prospects of any such company. 3.1.6 Tax (i) Each Subsidiary and CoolPoolCo has properly filed all Tax Returns which are or were required to be filed by them, and all Tax Returns filed by each Subsidiary and CoolPoolCo are true, correct and complete; (ii) each Subsidiary and CoolPoolCo has paid all Taxes required to be paid under applicable laws when due; (iii) all Taxes that each Subsidiary and CoolPoolCo is or was required by applicable laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other person; and (iv) all Tax liabilities of each Subsidiary and CoolPoolCo are disclosed in and fairly represented by the financial statements of the Subsidiaries and CoolPoolCo and have been disclosed in the Data Room. 3.1.7 Compliance Each of the Subsidiaries, CoolPoolCo and to the best of Golar’s knowledge, persons acting for or on their behalf have: (i) complied with all applicable laws, regulations, judgements, decrees and orders, including without limitation, any trade sanctions, anti-money-laundering laws and financial record keeping and reporting requirements, rules, regulations and guidelines, issued or imposed by any Governmental Body or court; (ii) all permits needed to conduct its business as it is currently conducted in hand, and have held, and complied with the terms of, all public and private permits, licences and approvals from all Governmental Bodies and other third parties necessary to carry out their respective business in its ordinary course, and have taken all actions required to prevent such permits, licences and approvals from lapsing; and

Page 21 (iii) not violated any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction. 3.1.8 Environmental matters (iv) The Subsidiaries and CoolPoolCo comply and have, to the best of Golar’s knowledge, at all relevant times, complied in all material respects with applicable environmental laws and environmental licenses; (v) no claim in relation to environmental matters has been made or threatened against any of the Subsidiaries or CoolPoolCo; (vi) each of the Subsidiaries and CoolPoolCo has all environmental permits and approvals that are required for the current operations of the relevant Subsidiary and CoolPoolCo; and (vii) no Subsidiary or CoolPoolCo has, to the best of Golar’s knowledge, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. 3.1.9 Litigation (i) None of the Subsidiaries or CoolPoolCo are engaged in any litigation (whether criminal, civil, administrative or tax), arbitration or alternative dispute resolution process. To the best of Golar’s knowledge, no litigation, arbitration or dispute resolution process is currently threatened against any of the Subsidiaries or CoolPoolCo; and (ii) so far as Golar is aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Subsidiary or CoolPoolCo. 3.1.10 Insurance (i) Each Subsidiary and CoolPoolCo has adequate insurance coverage against business interruptions, loss of revenues, liability, injury and other risks normally insured against by persons operating in its field of business. All the assets of the Subsidiaries are insured for an amount equal to their cost of replacement against accidents and risks normally insured against by persons operating in its field of business. 3.1.11 Withdrawal of third party vessels managed Cool Pool (i) Except as disclosed in Schedule 4, none of the participants in the Cool Pool have a unilateral right to withdraw vessels managed through the Cool Pool while they are subject to Charterparties, including, without limitation, the Golar Celsius. 3.1.12 Information and Disclosure (i) Each of the Warranties is on the date of this Agreement and will at Completion be true, accurate and not misleading; (ii) the information, agreements and documents made available in the Data Room is true and accurate and fairly presented and nothing has been omitted which renders any of that information incomplete or misleading in any material respect; and

Page 22 (iii) there is no information, facts or circumstances related to the Subsidiaries, CoolPoolCo, or their respective assets, the Vessels and/or the Contracts not having been disclosed in the Data Room which, if disclosed, would affect the willingness of a purchaser for value to acquire the Subsidiaries and CoolPoolCo on the terms of this Agreement. BALANCE SHEET WARRANTIES Golar represents and warrants to the Company that: (i) the Management Balance Sheet and the Audited Balance Sheet for the Subsidiaries will be prepared in accordance with GAAP (consistently applied) and will accurately reflect such Subsidiary’s assets and liabilities as of the Valuation Date; (ii) each of the Subsidiaries, at the Valuation Date, has no assets or liabilities than those that will be accounted for in such Subsidiary's Audited Balance Sheet; and (iii) neither of the claims referred to in Clause 4.2 below have been, whether in full or in part, included as receivables in the Valuation Balance Sheets. VESSEL WARRANTIES Golar, on the date of this Agreement and on Completion, represents and warrants to the Company that each Vessel: (i) is registered in the ownership of the relevant Subsidiary or controlled by the relevant Subsidiary under the Lease Agreements (at the date of this Agreement) and under the Continuing Lease Agreements (at Completion); (ii) Except for Permitted Encumbrances, (a) at the date of this Agreement (i) Golar Frost is not subject to any Encumbrances except for Encumbrances securing the Existing Bank Loan and in favour of Santander Asset Finance plc as set out in the certificate of ownership and encumbrance for the Vessel and (ii) the Vessels other than Golar Frost are not subject to any Encumbrances other than as set out in the certificate of ownership and encumbrance for the relevant Vessel and subject to quiet enjoyment agreements with relevant lenders pursuant to the Lease Agreements; and (b) at Completion, (i) Golar Frost, Golar Seal, Golar Crystal, Golar Bear, Golar Glacier and Golar Snow are not subject to any Encumbrances except for Encumbrances securing the New Bank Loan and (ii) Golar Ice and Golar Kelvin are not subject to any Encumbrances other than as set out in the certificate of ownership and encumbrance for the relevant Vessel and subject to quiet enjoyment agreements with relevant lenders pursuant to the Continuing Lease Agreements; (iii) is in class without any conditions and/or recommendations, free of average damage affecting the Vessel’s class, and with classification certificates and national certificates, as well as all other required certificates, valid and unextended without condition/recommendation by the classification society or the relevant authorities; (iv) is (a) in sound operational condition (b) safely afloat, anchored, moored or underway; (c) seaworthy in all respects for hull and machinery insurance warranty purposes, (d) in good condition, fair wear and tear excepted, (e) free and clear of arrest and detention, (f) free of any governmental or other similar restrictions and (g) in compliance with maritime laws and regulations, including, but not limited to ISM and ISPS codes;

Page 23 (v) there is no matter known which could give rise to a material insurance or warranty claim in relation to such Vessel which has not been disclosed; (vi) no claims have been received from any Governmental Body regarding any environmental pollution caused in the course of the use of the Vessel for which any Subsidiary or the Company may be held liable or in respect of which any action may be taken against a Subsidiary, the Company or the Vessel; and (vii) the insurances taken out for such Vessel are in full force and effect. UNDERTAKINGS BY GOLAR 3.4.1 Golar undertakes that it shall (and shall procure that none of its Subsidiaries nor CoolPoolCo shall) not do anything during the Locked Box Period that will cause a material adverse change to the Subsidiaries or CoolPoolCo and/or that will be in breach of any term of this Agreement, including (without limitation) breaching any Warranty or cause any Warranty to be untrue, inaccurate or misleading in any respect. 3.4.2 On or after Completion, Golar shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Company may from time to time require in order to: (a) vest any of the Subsidiary Shares and Cool Pool Shares in the Company or as otherwise may be necessary to give full effect to the Transaction Documents; and (b) transfer any and all contracts relating to the Vessels (including any relevant marine terminal liability agreements, master time charter parties and gas-up and cool-down agreements) to the Company, the Subsidiaries and/or CoolPoolCo on terms acceptable to the Company. BREACH OF WARRANTIES 3.5.1 Each of the obligations, Warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion. 3.5.2 Golar hereby agrees to indemnify and hold the Company harmless against any and all losses incurred by the Company as a consequence of a breach of any of the Warranties based on the following principles: (i) a claim for compensation (a “Claim”) must be submitted by the Company in writing together with reasonable supporting documentation, no later than (a) the fifth anniversary of the Completion Date for any claim relating to Tax, or (b) the date falling 30 days after the date on which the Company's consolidated financial statements for the 2022 accounting year have been signed by the Company; (ii) a Claim in respect of a Subsidiary shall be limited to such part of the Purchase Price as is attributable to the Subsidiary Shares of such Subsidiary; (iii) Golar shall not be liable in respect of a breach of Warranty unless the amount of compensation to which the Company would, but for this subparagraph, be entitled as a result of such breach is at least USD 50,000; and (iv) any and all Claims, in aggregate, being limited to USD 80,000,000.

Page 24 3.5.3 The foregoing limitations shall not apply to a breach of the Warranties caused by fraud, gross negligence or wilful misconduct by Golar. Further, the foregoing limitations shall not in any circumstances apply to the following warranties: 3.1.3(ii) (Leakage), 3.1.4 (i) (undisclosed CoolPoolCo liabilities), 3.1.11 (withdrawal of third party vessels), 3.1.6 (iv) (no undisclosed Tax liabilities) and 3.2(ii) (no material undisclosed liability), the breach of which will be compensated by Golar paying the Company an amount equal to the Leakage, all losses incurred by the Company, CoolPoolCo or a Subsidiary, or undisclosed liability (as applicable). SPECIFIC INDEMNITIES 3.6.1 Notwithstanding anything to the contrary set out in this Agreement, Golar shall indemnify and hold the Company, CoolPoolCo and the Subsidiaries harmless from and against any and all losses, damages and liabilities of whatsoever nature suffered or incurred by the Company, CoolPoolCo and the Subsidiaries arising from the UK Tax Leases. 3.6.2 Golar undertakes to ensure that it does not, through any act or omission, cause the relevant Subsidiaries to breach the terms of the Continuing Lease Agreements and agrees to indemnify the Company, CoolPoolCo and the Subsidiaries from and against any and all claims, losses, damages, costs and expenses which they may incur or suffer in connection with any breach of the Continuing Lease Agreements caused directly or indirectly by Golar. 4 SUBSEQUENT PAYMENTS TO GOLAR GUARANTEE FEE AND INDEMNIFICATION The Subsidiaries party to the Continuing Lease Agreement shall, with effect from the Completion Date until such date Golar is released from the Continuing Parent Guarantee, pay to Golar an annual guarantee fee of 0.5% calculated on the outstanding principal amount under the Continuing Lease Agreements. Such fee shall be paid semi-annually in arrears. Further, the Company shall indemnify Golar for any and all payments made by Golar under the Continuing Parent Guarantee arising from events subsequent to Completion. REIMBURSEMENT OF WITHHOLDING TAX CLAIM AND INSURANCE CLAIM The Company shall transfer, without any deduction or withholding, (i) any amounts received by the Subsidiaries from The Norwegian Shipowners' Mutual War Risk Insurance Association representing a refund of withholding tax on amounts paid to the Subsidiaries under their war risk policies prior to the Valuation Date and (ii) any amounts received by Golar Hull M2048 Corporation from its insurers in respect of repair costs and loss of hire relevant to GOLAR FROST filed prior to the Valuation Date. The Company shall, at Golar's cost, provide reasonable assistance to Golar in collecting these claims if so requested by Golar. 5 GENERAL PROVISIONS TERMINATION 5.1.1 This Agreement shall terminate on the Long Stop Date if Completion has not occurred by that date. 5.1.2 No Party shall be entitled to terminate this Agreement after Completion.

Page 25 5.1.3 This Agreement shall, when terminated, immediately cease to have any further force and effect subject to: (i) any provisions of this Agreement that expressly or by implication are intended to come into or continue in force on or after termination of this Agreement; and (ii) any rights, remedies, obligations or liabilities that have accrued before termination remaining effective between the Parties. TRANSACTION COSTS 5.2.1 Whether or not Completion occurs, the Parties agree that the Company will pay the fees, expenses and disbursements incurred by the Parties in connection with the negotiation and execution of this Agreement. CONFIDENTIALITY 5.3.1 Each Party agrees to treat all documents and other information which it may obtain in connection with this Agreement confidential and shall not make any broadcast, press release, advertisement, public disclosure or other public announcement or statement with respect to this Agreement, unless required by law or the rules of any stock exchange; provided always that a Party who is a listed entity may disclose such information in its public reports to the extent it believes that it is necessary or prudent to do so in order to comply with the rules and regulations of the exchange on which it is listed, provided always that such disclosure is coordinated with the other Party. 5.3.2 The Parties agree that Golar shall announce the conclusion of this Agreement and the agreed plan for the development of the Company in a form approved and coordinated with Golar immediately following the date hereof. MISCELLANEOUS 5.4.1 None of the Parties shall be liable to the other Party for any indirect or consequential loss. 5.4.2 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of or the remainder of this Agreement. The Parties agree to substitute, for any invalid, illegal or unenforceable provision, a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid, illegal or unenforceable provision. 5.4.3 Neither Party shall assign or transfer any of its rights and/or obligations under this Agreement except with the prior written consent of the other Party and subject to such terms and conditions as the other Party may require. 5.4.4 This Agreement is made for the benefit of the Parties and their respective successors and permitted assigns and is not intended to benefit or be enforceable by anyone else. 5.4.5 No variation, amendment or addition to this Agreement shall be valid unless agreed in writing by both Parties. 5.4.6 A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

Page 26 CHOICE OF LAW AND ARBITRATION 5.5.1 This Agreement shall be governed by and construed in accordance with Norwegian law. 5.5.2 Any dispute arising out of or in connection with this Agreement other than a Dispute, cfr. Clause 2.3.3 (which shall be resolved in accordance with the procedure set forth in Clause 2.3.3), including any disputes regarding the existence, breach, termination or validity thereof, shall be finally settled by arbitration under the rules of arbitration procedure adopted by the Nordic Offshore and Maritime Arbitration Association ("Nordic Arbitration") in force at the time when such arbitration proceedings are commenced. Nordic Arbitration's Best Practice Guidelines shall be taken into account. 5.5.3 The place of arbitration shall be Oslo, Norway, and the language of the arbitration shall be English. For and on behalf of Cool Company Ltd. ___/s/ Eduardo Maranhao For and on behalf of Golar LNG Limited ___/s/ Karl F. Staubo Name: Eduardo Maranhao Name: Karl F. Staubo Position: Director Position: CEO

Schedule 1:

THE VESSELS

Vessel name	Year of Delivery	Cargo Capacity	Flag	IMO #	Vessel Owner or Bareboat Charterer
Golar Seal	2014	158,244	Marshall Islands	9626039	Golar Hull M2027 Corp.
Golar Frost	2014	158,235	Marshall Islands	9624926	Golar Hull M2022 Corp.
Golar Ice	2014	158,170	Marshall Islands	9655042	Golar LNG NB12 Corporation
Golar Bear	2014	159,463	Marshall Islands	9654696	Golar LNG NB10 Corporation
Golar Crystal	2015	158,228	Marshall Islands	9637325	Golar Hull M2048 Corporation
Golar Glacier	2015	159,455	Marshall Islands	9654701	Golar LNG NB11 Corporation
Golar Snow	2013	158,140	Marshall Islands	9624914	Golar Hull M2021 Corp.
Golar Kelvin	2015	158,137	Marshall Islands	9635315	Golar Hull M2047 Corp.

Schedule 2:

THE SUBSIDIARIES AND COOLPOOLCO

Name	Jurisdiction	Authorised Share Capital	Vessel
Golar Hull M2021 Corp.	Marshall Islands	500 shares, no par value	Golar Seal
Golar Hull M2022 Corp.	Marshall Islands	500 shares, no par value	Golar Crystal
Golar Hull M2048 Corp.	Marshall Islands	500 shares, no par value	Golar Ice
Golar Hull M2027 Corp.	Marshall Islands	500 shares, no par value	Golar Bear
Golar LNG NB12 Corporation	Marshall Islands	500 shares, no par value	Golar Frost
Golar LNG NB10 Corporation	Marshall Islands	500 shares, no par value	Golar Glacier
Golar Hull M2047 Corp.	Marshall Islands	500 shares, no par value	Golar Snow
Golar LNG NB11 Corporation	Marshall Islands	500 shares, no par value	Golar Kelvin
The Cool Pool Limited	Marshall Islands	500 shares, no par value	N/A

Schedule 3

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Schedule 4

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